CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Funds, Inc. of our report dated July 26, 2017, relating to the financial statements and financial highlights, which appears in Nuveen Minnesota Intermediate Municipal Bond Fund, Nuveen Minnesota Municipal Bond Fund, Nuveen Nebraska Municipal Bond Fund and Nuveen Oregon Intermediate Municipal Bond Fund’s Annual Report on Form N-CSR for the year ended May 31, 2017. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, IL

September 26, 2017